EXHIBIT I


NORTHEAST UTILITIES AND SUBSIDIARIES
THE CONNECTICUT LIGHT & POWER COMPANY AND SUBSIDIARIES
WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARIES
SCHEDULE OF ESTIMATED FEES AND EXPENSES

CREDIT AGREEMENT

Legal Fees:              Approximately $ 45,000

Annual Administration Fee:             $  5,000

Bank Fees:
     Amendment Fee:                    $375,000
     Arrangement Fee:                  $250,000

NUSCO Fees:                            $ 10,000
                                       $685,000